STATE OF DELAWARE
CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is China Security & Surveillance Technology, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is China Security and Surveillance Technology Inc., a British Virgin Islands corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is China Security & Surveillance Technology, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. (If amendments are affected please set forth)

FIFTH: The authorized stock and par value of the non-Delaware corporation is 100,000,000 shares of common stock, par value $0.01.

SIXTH: The merger is to become effective on November 14, 2006.

SEVENTH: The Agreement of Merger is on file at 13/F, Shenzhen Special Zone Press Tower, Shennan Rd., Futian, ShenZhen, 518034, P. R.C., an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 14th day of November, A.D., 2006.

By: [signature]
Authorized Officer

Name: Guoshen Tu
Print or Type

Title: CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:35 AM 11/14/2006
FILED 09:35 AM 11/14/2006
SRV 061040186 - 4221760 FILE